CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 19, 2013 relating to the financial statements of Environment Solutions Worldwide, Inc. in the Annual Report on Form 10-K of Environmental Solutions Worldwide, Inc. for the year ended December 31, 2012.

Signed:

/S/ “MNP LLP”

Toronto, Ontario

January 29, 2014